Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of December 31, 2020 (the “Effective Date”) by and between FULL HOUSE RESORTS, INC., a Delaware corporation (“Company”), and DANIEL R. LEE, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

Company desires to retain Executive as Chief Executive Officer of Company on the terms and conditions set forth herein. Executive desires to be retained by Company in such capacity, on the terms and conditions and for the consideration set forth below.  This supersedes the employment agreement dated November 28th, 2014, including the amendment of that agreement dated May 24th, 2017.

Capitalized terms used herein have the meanings provided in Article 10.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment; Position. Company agrees to engage Executive in the capacity as Chief Executive Officer of Company, and Executive hereby accepts such engagement by Company upon the terms and conditions specified below. Company further agrees to cause Executive to be nominated to stand for election to the Board at any meeting of the stockholders of Company during which any such election is held during the Term and Executive’s term as director will expire if he is not reelected. Provided that Executive is so nominated and is elected to the Board, Executive hereby agrees to serve as a member of the Board (including as Chairman of the Board if appointed to that position) without additional compensation.

1.2 Term. The term of this Agreement shall commence on the date hereof and shall continue in force until December 31, 2025, or such earlier date that Executive’s employment is terminated under Article 6 below (such period referred to herein as the “Term”).  Executive’s employment hereunder is terminable at will by Company or by Executive at any time (for any reason or for no reason), subject to the provisions of Article 6 below.

ARTICLE 2

DUTIES OF EXECUTIVE

2.1 Duties. Executive shall perform all the duties and obligations generally associated with the positions of Chief Executive Officer and President, and potentially Chairman, subject to the control and supervision of the Board, and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Board.  Executive shall report to the Board.  Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company. Executive shall devote his full-business time and efforts to the rendition of such services, subject to and as provided in Section 2.3 below.  Executive shall, at all times, perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause Company to be in compliance with, any and all laws, rules and regulations applicable to Company of which Executive is aware.  Executive may rely on Company’s inside counsel and outside lawyers in connection with such matters.  Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2 Location of Services. Executive’s principal place of employment shall be at Company’s headquarters at such location as Executive and the Board shall agree upon. Executive understands he will be required to travel to Company’s various operations as part of his employment.  If required or recommended by governmental health authorities, Executive may also work from home.

2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations and serve on the boards of directors of companies, including Associated Capital, so long as such participation does not materially interfere with the duties and obligations of Executive hereunder.  This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder.  Executive shall not make any investment in an enterprise that competes with Company without the prior written approval of the Board after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning a Permissible Investment. During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, Executive acknowledges that the gaming industry is international in scope and that accordingly this covenant shall apply throughout the United States and the world.  Notwithstanding this Section 2.3, Company acknowledges that Executive has an existing investment in the Truck Stop Casino and agrees that (a) the Truck Stop Casino and the investment of additional funds by Executive in the Truck Stop Casino, and (b) the provision of design, supervision and management services by Executive to the Truck Stop Casino will not constitute a violation of this Agreement as long as the scope of services provided does not materially interfere with the duties and obligations of Executive hereunder.  Furthermore, Company acknowledges that the Truck Stop Casino is not a Competitor to the Company’s operations, as defined in this Agreement.

2.4Licensing. Executive shall maintain all applicable gaming licenses. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which Company or its subsidiaries does or seeks to do business. Company shall bear all expenses incurred in connection with such applications and licenses.

ARTICLE 3

COMPENSATION

3.1 Salary. In consideration for Executive’s services hereunder, Company shall pay Executive an annual base salary (the “Base Salary”) at the rate of $550,000 per year from the date hereof until December 31, 2021 and $600,000 for the calendar year 2022.  The Base Salary shall be payable in accordance with Company’s regular payroll schedule from time to time, but no less often than monthly (and less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings).  Thereafter, for 2023, 2024, and 2025, the Committee will endeavor to pay a Base Salary generally within the 50th percentile of chief executive officers, or persons performing similar functions, at that time for public companies that are identified as peer companies reasonably chosen by the Committee based on the advice of the independent compensation consultant appointed by the Committee, where such peer companies are comparable in size and complexity and in similar lines of business as the Company.  The Base Salary so selected shall not result in a reduction in salary from the prior year.

3.2 Bonus. Executive may be eligible to earn cash bonuses with respect to each year of the Term during which Executive is employed under this Agreement as provided below:

3.2.1Recognizing that the year 2020 was affected by the Covid-19 pandemic, Executive shall be eligible to receive the following Specific Milestone Bonuses upon the achievement of the performance metrics outlined hereunder and as further established by the Committee from time to time; provided that, in no case, shall any Specific Milestone Bonus affect, or have any negative detriment or reduction on, Executive’s entitlement to potential Annual Bonus amounts in future calendar years of the Term:

(a)If the summed Adjusted EBITDA for the months of the year 2020 excluding the months of March, April and May (when the Company’s casinos were largely forced to be closed by government authorities due to the Covid-19 pandemic) exceeds the Adjusted EBITDA of the entire year of

2019, then Executive shall receive a bonus of $100,000, to be paid not later than ten (10) days after the filing of the Form 10-K for the year ended December 31, 2020;

(b)If the efforts commenced in 2019 result in successfully refinancing the Company’s principal debt prior to July 31, 2021, Executive shall be paid a bonus of an additional $100,000 within thirty (30) days following the closing of the successful refinancing as approved by the Board;

(c)If the efforts commenced in 2019 and 2020 to develop the Company’s proposed Waukegan Casino result in the Company being chosen for such opportunity, and the Company proceeds to develop the Waukegan Casino upon approval by the Board, Executive shall be paid a bonus of $100,000 not later than fifteen (15) days after the date of the ground-breaking of the Waukegan Casino, including a temporary casino facility.

3.2.2Annual Bonus.  For calendar years starting with 2021 through the end of the Term, Executive is eligible to receive an annual bonus (an “Annual Bonus”) consisting of the Quantitative Bonus and the Qualitative Bonus as provided below.  Notwithstanding anything to the contrary in this Agreement, in no instance shall the cumulative Annual Bonus exceed one hundred seventy-five percent (175%) of Executive’s Base Salary for the applicable year.

(a)Quantitative Bonus.  Executive is eligible to receive a bonus targeted at eighty percent (80%) of Executive’s Base Salary for the applicable year (the “Target Bonus”) based upon the Company’s achievement of certain Adjusted EBITDA targets set by the Committee, in its discretion, no later than March 15 of each year (the “Quantitative Bonus”).  Executive shall be eligible to receive a Quantitative Bonus in excess of the Target Bonus of up to one hundred seventy-five percent (175%) of the Target Bonus if actual performance exceeds 100% of the Adjusted EBITDA targets determined by the Committee, and a Quantitative Bonus below the Target Bonus may be payable if actual performance at least equals a minimum threshold established by the Committee, each as approved by the Committee in consultation with Executive at the time the annual targets are established.  Each year during the Term, the Committee shall, in good faith, establish prior to March 15 a threshold Adjusted EBITDA (the “Threshold EBITDA”), a target Adjusted EBITDA (the “Target EBITDA”) and a ceiling Adjusted EBITDA (the “Ceiling EBITDA”) for the Company’s performance in that year.  Notwithstanding the foregoing, for calendar 2021, the Target EBITDA shall be $30 million, the Threshold EBITDA shall be $24 million, and the Ceiling EBITDA shall be $34 million.  If Adjusted EBITDA is between the Threshold EBITDA and the Target EBITDA, the Quantitative Bonus shall be a straight-line extrapolation between the Threshold EBITDA and the Target EBITDA based on actual Adjusted EBITDA.  Similarly, if Adjusted EBITDA is between the Target EBITDA and the Ceiling EBITDA, the Quantitative Bonus shall be a straight-line extrapolation between the Target EBITDA and the Ceiling EBITDA based on actual Adjusted EBITDA.

(b)Qualitative Bonus.  Executive is eligible to receive a bonus in an amount equal to up to forty percent (40%) of Executive’s Base Salary for the applicable year upon Executive’s achievement of certain individual target performance goals set by the Committee, in its discretion, no later than March 15 of each year (the “Qualitative Bonus”).  The Committee may determine the Qualitative Bonus in its discretion, including consideration of exemplary performance by Executive in meeting individual performance goals notwithstanding the failure of the Company to achieve Adjusted EBITDA targets.

3.2.3Payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, shall occur on the date on which annual bonuses are paid generally to Company’s senior executives, provided that such bonuses shall, in any event, be paid no later than March 15 of the year following the year in which the Annual Bonus was earned.

3.3 Long-term Incentives.  On the first business day of each calendar year of the Term, starting with January 4, 2021 (or as soon after as is practical for some of such options and restricted shares if insufficient shares or options are available under the Company’s Incentive Plans), the Company will issue long-term incentives to Executive, consisting of a mix of stock options and restricted stock grants as described in more detail below.  The annual long-term incentive grant shall equal 100% of Executive’s Base Salary then in effect (including, in the case of options, as determined by a Black-Scholes valuation).  During the first three years of the Term, the long-term incentive grant shall be composed of a 50% Stock Option Grant and a 50% Restricted Stock Grant, as described in more detail below, and (ii) during years 4 and 5 of the Term, the Committee retains discretion to adjust the mix of stock options and restricted stock grants in the Committee’s discretion based on the advice of its consultant and for circumstances applicable to the Company and the Executive.

3.3.1 Stock Options.  Subject to Section 3.3, on the first business day of January of each year of the Term, Executive shall receive a Stock Option Grant.  Subject to terms of this Agreement, the terms and conditions of the Stock Option Grant shall be set forth in a separate Option Agreement.  To the extent the Company has Incentive Stock Options (“ISOs”) available for issuance under the Incentive Plans and Executive so requests in writing at least sixty (60) days prior to the applicable grant date, the Stock Option Grant shall consist of ISOs, subject to any limitations on the issuance of ISOs included in the Incentive Plans or under applicable law.

3.3.2Restricted Stock. Subject to Section 3.3, on the first business day in January of each year of the Term, Executive shall receive a Restricted Stock Grant.  The total amount of a Restricted Stock Grant shall be divided into two (2) grants, and the Company shall use separate performance criteria for each, each set at the time of the Restricted Stock Grant and applicable to one-half of the Restricted Stock Grant as follows:

(a)The first performance-based criteria shall be based on the anticipated three-year compound growth rate of Adjusted EBITDA.  For the Restricted Stock Grant anticipated to be made on the first business day of January, 2021, such compound growth rate shall be 10%. For grants in subsequent years, the Committee shall establish a reasonable expectation for such growth rate.  By way of illustration, one-third of one-half of the Restricted Stock Grant issued on the first business day of January, 2021 would vest on the first business day of January, 2022 if the Adjusted EBITDA for calendar 2021 reflected 10% per annum growth since calendar 2018, the calendar year three years prior thereto.  Another one-third of one-half of the Restricted Stock Grant issued on the first business day of January, 2021 would vest on the first business day of January, 2023 if the Adjusted EBITDA for calendar 2022 reflects 10% per annum growth since calendar 2019, and so on.  Determination of the successful performance-based vesting may be deferred by the Committee until the filing of the Form 10-K for the applicable year.

(b)The second performance-based criteria shall be based on anticipated three-year compound growth rate of Free Cash Flow Per Share.  For the grant anticipated to be made on first business day of January, 2021, such compound growth rate shall be 12%.  For grants in subsequent years, the Committee shall establish a reasonable expectation for such growth rate.  By way of illustration, one-third of one-half of the Restricted Stock Grant issued on the first business day of January, 2021 would vest on the first business day of January, 2022 if the Free Cash Flow Per Share for calendar 2021 reflected 12% per annum growth since calendar 2018, the calendar year three years prior thereto.  Another one-third of one-half of the Restricted Stock Grant issued on the first business day of January, 2021 would vest on the first business day of January, 2023 if the Free Cash Flow Per Share for calendar 2022 reflects 12% per annum growth since calendar 2019, and so on.  Determination of the successful performance-based vesting may be deferred by the Committee until the filing of the Form 10-K for the applicable year.

In considering performance under the Restricted Stock Grant, the Committee may consider using Adjusted EBITDA if determined reasonable and equitable in the circumstances.

3.3.3 Insufficient Shares.  If insufficient shares are available under the Incentive Plans to be issued in accord with this Section 3.3, then the Committee shall convene to determine an appropriate mechanism by which to either secure additional shares under the Incentive Plans or provide appropriate alternative compensation items for Executive. In each instance, the principal method of cure will be the Company proposing an amendment to the Company’s stockholders to the applicable Company Incentive Plans or the adoption of a new Company Incentive Plan to authorize sufficient shares to honor the proposed grant (the “Proposed Amendment”).  In so doing, with respect to grants of stock options, if permitted under applicable Nasdaq and other applicable rules, the Committee may make a conditional stock option grant to Executive.  If the Company fails to receive stockholder approval of the Proposed Amendment, then the Committee and Executive will in good faith attempt to establish an equitable substitute compensation for the Executive to replace the agreed equity grant in an amount reasonably acceptable to the parties.  If the Company and the Executive cannot reach an agreement after good faith efforts to do so, then the Executive may, but only after a period of ninety (90) days has elapsed after the Company’s failure to receive stockholder approval of the Proposed Amendment, elect to terminate this Agreement for Good Reason under Section 6.3.

3.4 Clawback.  The Company shall, in appropriate circumstances, and to the extent permitted by applicable law, require reimbursement or forfeiture of all, or any portion, of any Annual Bonus, Restricted Stock Grant, or other incentive compensation awarded to Executive during the Term, where the Company has determined that all of the following are present: (a) the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under governing securities laws; (b) the award, vesting, or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting, or payment occurred, or was received, during the three-year period preceding the date on which the Company was required to prepare the restatement; and (c) a smaller award, vesting, or payment would have occurred, or been made to, Executive based upon the restated financial results.  In these instances, the Company shall be entitled to recover or cancel the amount(s) by which Executive’s incentive compensation was awarded, vested, or paid during the three-year period exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by Executive with respect to the recoverable compensation outlined herein.

ARTICLE 4

EXECUTIVE BENEFITS

4.1 Vacation. Executive shall be entitled to four (4) weeks’ vacation each calendar year, without reduction in compensation.  In the year of termination or expiration of the contract, Executive shall be entitled to the same four (4) weeks of vacation per year on a pro rata basis.

    4.2 Company Employee Benefits.  Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to other senior executives of Company under Company personnel policies in effect from time to time.

4.3Benefits. Executive shall receive all other such fringe benefits as Company may offer to any other senior executive of Company under Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.  Coverage under such plan shall be consistent with the coverage in effect for Executive immediately prior to the Effective Date, whereby Executive can choose his own doctors, clinics and hospitals and is fully reimbursed for any medical expenses for him and his dependents.  Executive’s dependents shall be eligible for coverage subject to the terms of the plan, provided that if Executive’s dependents are not eligible for coverage under the plan, then Company shall reimburse Executive for costs related to medical insurance coverage for Executive’s dependents until they reach the age of 25. Company may, at its option, provide such medical insurance for Executive and his family by purchasing the Aetna “Platinum Plan” or an equivalent plan reasonably acceptable to Executive and reimbursing Executive for any required co-payments or deductibles.  Notwithstanding anything to the contrary contained herein, Company shall determine, in its discretion and based on advice of Company counsel (which shall be provided to Executive on request), whether such coverage shall be paid for by Company (in excess of subsidies provided generally to plan participants) if such payments by Company would result in penalties assessed against Company or Executive under applicable law (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) and/or the imposition of taxes on benefits payable under such group health plan(s).  In the event that Company determines not to provide such coverage, then with respect to each calendar year during the Term for which such coverage is not provided, Company shall pay to Executive an additional bonus in an amount equal to the costs that Executive would have been reimbursed under such coverage for such calendar year (or portion thereof), payable no later than March 15 of the year following the year in which the cost was incurred. In the event that Company’s group health plan does not cover the annual physical examination of Executive and Executive’s wife, Company shall bear the cost of such examinations, including reasonable travel costs, at a clinic of Executive’s choice.

4.4Life and Disability Insurance. Subject to Executive satisfying any medical underwriting requirements (including any required physical examinations), Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, term life insurance issued by an insurance company(s) covering the life of Executive for the benefit of his designated beneficiary(s) in the amount of $600,000 and long-term disability insurance providing for a single sum disability payment in an amount equal to $600,000 (collectively, the “Insurance Policies”).

    4.5 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement (for any reason) for such period as may be necessary to continue to indemnify Executive for his acts during the term hereof. Company shall defend Executive in connection with any such claims and shall reimburse Executive’s directly incurred defense costs. Company shall cause Executive to be covered by the current policies of directors and officers’ liability insurance covering directors and officers of Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of Company.  Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of Company to be maintained throughout the Term; to be the maximum in size as is reasonably, commercially available; and to be maintained through the purchase of “tail coverage” for such period thereafter (but not less than three years) as may be necessary to continue to cover acts of Executive during the term of his employment. The Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect.

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

    5.1 Executive shall be reimbursed by Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of Company in accordance with the policies of Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses in accordance with Company policies, including but not limited to, proof of payment and purpose. Executive shall be entitled to reimbursement for the use of his airplane for Company business travel, reflecting his direct cost of operating such airplane on such Company business travel and not to exceed 80% of the cost of chartering a similar airplane.

ARTICLE 6

TERMINATION

    6.1 Termination for Cause or without Cause.  Company shall have the right to terminate Executive’s employment for Cause or without Cause.  Each of the following events shall constitute “Cause”.  For the avoidance of doubt, termination by the Company for any other reason shall be “Termination Without Cause.”  If the Board proposes that Executive is to be terminated for Cause, the Board shall give Executive an advance written notice of such intention, and Executive shall be given a reasonable opportunity to appear before the Board to present evidence challenging such determination. In setting the timing of such appearance, in all instances, the best interest of the Company is paramount, and the Board may determine that such appearance must be set on an expedited time basis to prevent or avoid harm to the Company.

     6.1.1Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration following such notice of a period of not less than 30 days providing a reasonable opportunity to perform such duties (or as soon thereafter as practicable so long as Executive commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible).

        6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement or a material willful breach of his fiduciary duty to Company.

        6.1.3Wrongful Acts. If Executive is the subject of a plea of nolo contendere (or similar plea), conviction of a felony, or if the Executive commits fraud, misrepresentation, embezzlement or other acts of material misconduct against Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on Company) that would make the continuance of his employment by Company materially detrimental to Company.

        6.1.4Disability. If, due to a disability or medical condition, Executive is physically or mentally unable to perform a major portion of his duties, even after reasonable accommodation, for a continuous period of 120 days or greater, which determination shall be made in the reasonable exercise of Company’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the FMLA, Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten days after a request for designation of such party, then a physician or psychiatrist designated by the Clark County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

6.1.5Failure To Be Licensed. If Executive fails to be licensed, is denied a license, is found unsuitable or is the subject of a similar negative finding by a State, Federal or Tribal gaming authority in any jurisdiction in which Company or its subsidiaries has gaming facilities, or if any of such licenses required to be held by Executive shall be revoked or suspended at any time during the Term.

6.1.6Executive dies.

    6.2[Reserved].

    6.3Termination by Executive. Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving notice of such termination to Company.  In addition, Executive may terminate his employment under this Agreement on thirty (30) days prior notice to Company for Good Reason.

    6.4 Effectiveness on Notice. Any termination under this Section 6 (other than death) shall be effective upon receipt of notice by Executive or Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by Company or Executive in the notice, except as otherwise provided in this Section 6.

6.5	Effect of Termination.

6.5.1 Payment of Salary and Expenses Upon Any Termination. If Executive’s employment with Company terminates for any reason, the Term shall terminate concurrently therewith, and Company shall pay or cause to be paid to Executive all earned but unpaid salary and accrued but unused vacation benefits (if any) through the Termination Date, payable within thirty (30) days following the Termination Date, or such earlier date as required by applicable law. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made.  In addition, Company shall make all payments and fulfill its obligations provided in Section 4.4.

6.5.2 Termination for Cause.  If Executive’s employment and the Term are terminated for Cause, except with respect to Disability or Death, as set forth below, Executive shall not be entitled to receive any payments other than as specified in Section 6.5.1; provided that Executive may exercise any vested options and other equity awards, as well as receive any benefits described in Section 6.5.2(a).

(a)Termination for Disability or Death. In the event of a termination under Section 6.1.4 (for disability) or 6.1.6 (for death), Executive or his estate shall receive an amount equivalent to one year’s salary at the then-current rate, to be paid to Executive or his estate at monthly intervals. Following the termination, Executive or his estate shall also be paid a pro rata bonus for the current year, where the numerator is the days in the year before termination, the denominator is 365 and the product of this is multiplied by the bonus that would have been received if the Executive had been employed for the entire year, to be paid not more than fifteen (15) days following Company’s filing of the Form 10-K for the applicable year.  In all cases, these amounts are to be satisfied first through the payment of the Insurance Policies provided by the Company pursuant to Section 4.4.  If the Insurance Policies are insufficient to satisfy the amounts owed to Executive hereunder, Company shall be liable for the remainder thereof.

6.5.3 Termination Without Cause or Termination by Executive for Good Reason Except in Relation to a Change in Control. If Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then following Executive’s Termination Date in each case subject to and conditioned upon compliance with Section 6.8 below (in addition to amounts payable under Section 6.5.1 above):

(a)Cash Severance. Executive shall be entitled to receive an amount equal to one (1) year’s Base Salary and Target Bonus (the “Severance”).  The Severance shall be payable in substantially equal installments in accordance with Company’s normal payroll procedures during the period commencing on the Termination Date; provided, that no Severance payments shall be made prior to the first payroll date occurring on or after thirty (30) days following the Termination Date (the “First Payroll Date”), with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon. Executive shall also be entitled to a pro rata bonus for the year in which the termination occurs, to be paid immediately following the filing of the Form 10-K for that year on the basis of what would have been paid had the Executive been employed for the entire year;

(b)Benefits. Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and life and disability insurance coverage for Executive, under the same or comparable plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment. Such health benefits and insurance coverage shall be paid for by Company to the same extent as if Executive were still employed by Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by Company. The benefits provided under this Section 6.5.3(b) shall continue until the earlier of (i) the later of (1) the fifth anniversary of the Effective Date and (2) the first anniversary of the Termination Date and (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.3(b) shall continue (but not beyond the period described in clause (i)(1) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.3(b), the obligations of Company and its Subsidiaries under this Section 6.5.3(b) shall be conditioned upon Executive’s timely making such an election. Notwithstanding anything to the contrary contained herein, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). In addition, Company shall continue to maintain each Insurance Policy until the earlier of (x) the fourth anniversary of the Effective Date and (y) the first anniversary of the Termination Date.

(c)Long-Term Incentives.  Executive shall be entitled to an acceleration of all outstanding time-vested shares or stock options, including those time-vested shares and options under the Stock Option Grants which shall vest and become exercisable following the Termination Date upon the effectiveness of the Company Release.  In addition, Executive shall be eligible to receive a pro-rata vesting of all performance-vested shares under the Restrict Stock Grants, where Executive’s actual performance and proportionate achievements of the required performance metrics were met during the calendar year in which the Termination Date occurs, in each case where such determination as to the Restricted Stock Grants will be determined promptly by the Company following the filing of the Form 10-K for the applicable year.

(d)Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 6.5.3(a) – (c) hereof that Executive (or Executive’s estate or beneficiaries, if applicable) execute and deliver to Company the Company Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.  In addition, Company shall execute and deliver the Executive Release.

6.6.Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of Company’s election to do so at any time. Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). Company’s exercise of its right to suspend the operation of this Agreement shall not preclude Company from subsequently terminating Executive’s employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period, including vesting of Stock Options and Restricted Stock Awards under Section 3.3 or 6.5.3 hereof. The period(s) of suspension hereunder are independent of and not subject to the potential appearance before the Board by the Executive pursuant to Section 6.1.

6.7Exercisability of Options. The stock option agreements shall provide that all vested options will terminate on the earlier of (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive’s employment with Company, regardless of the cause of such termination, except that, in the event of a termination for Cause or Executive’s termination without Good Reason, all vested options will terminate on the earlier of (I) the expiration of the ten (10) year term of such options, or (II) ninety (90) days after the termination of Executive’s employment with Company. The stock option agreements shall provide that unvested options will terminate on the termination of Executive’s employment with Company, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or the terms of this Agreement.

6.8Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 6.5.3 hereof, shall be paid to Executive during the six (6)-month period following Executive’s Termination Date if the Company reasonably determines, upon advice of counsel, that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

6.9   Termination without Cause or Termination by Executive for Good Reason with Respect to a Change in Control. If Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, six months prior to or one year subsequent to a Change in Control, then following the Termination Date, in each case subject to and conditioned upon compliance with Section 6.8 (in addition to amounts payable under Section 6.5.1 above):

6.9.1 Elevated Cash Severance. Executive shall be entitled to receive an amount equal to two (2) year’s Base Salary, payable in a lump sum following the Termination Date plus two times the higher of a) the most recent annual bonus(es) received and b) the average bonus(es) received over the prior three years (the “Elevated Severance”); provided, that no Elevated Severance payments shall be made prior to the First Payroll Date (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further, that if a Change in Control that constitutes a “Change in Control Event” within the meaning of Section 409A occurs within twelve (12) months before the Termination Date, the amounts payable under this Section 6.9.1(a) shall be paid in a lump-sum on the First Payroll Date.  Amounts paid under Section 6.5.3 where a Change in Control then subsequently occurs within six months following the Termination Date may be credited against amounts then-owed under this Section 6.9.1. Any releases executed in conjunction with a separation under 6.5.3 shall not preclude the payments required, or remedies associated therewith, under this Section 6.9, where a Change in Control occurred within six months following such separation.

6.9.2Benefits. Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and life and disability insurance coverage for Executive, under the same or comparable plan(s) or arrangement(s) under which Executive was were covered immediately before his termination of employment. Such health benefits and insurance coverage shall be paid for by Company to the same extent as if Executive were still employed by Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by Company. The benefits provided under this Section 6.9.2 shall continue until the earlier of (i) later of (1) the fifth anniversary of the Effective Date and (2) the first anniversary of the Termination Date and (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.9.2 shall continue (but not beyond the period described in clause (i)(1) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.9.2, the obligations of Company and its Subsidiaries under this Section 6.9.2 shall be conditioned upon Executive’s timely making such an election. Notwithstanding anything to the contrary contained herein, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). In addition, Company shall continue to maintain each Insurance Policy until the earlier of (x) the fourth anniversary of the Effective Date and (y) the first anniversary of the Termination Date.

6.9.3Long-term Incentives.  In addition to those already vested, each outstanding, unvested Company Stock Option and Restricted Stock Grant held by Executive shall vest and become exercisable in full. For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Termination Date and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

6.9.4Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 6.9.1, 6.9.2 and 6.9.3 hereof that Executive (or Executive’s estate or beneficiaries, if applicable) execute and deliver to Company the Company Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.  In addition, Company shall execute and deliver to the Executive Release.

ARTICLE 7

CONFIDENTIALITY

   7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to Confidential Material.  All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to Company or as required by a court order, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, computer data files, drawings, documents, equipment, and other tangible items, wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by Company or discovered by Executive, Executive shall promptly use his best efforts to deliver to Company any and all of the Confidential Material, not previously delivered to Company, that is in the possession or under the control of Executive.  Provided that Executive returns all Confidential Materials as required by this provision, this provision shall not apply to the use by Executive of information that both: (a) Executive knows or has learned in the course of his employment by Company; and (b) that Executive cannot avoid using in the course of his duties in any subsequent employment.  Company recognizes that Executive has an extensive “contacts” file predating his employment with the Company, and that such contacts file, excluding contacts and other information that may have been added to the file during his employment, belongs to Executive and is not part of the Confidential Material. Company recognizes that publicly disclosed information contained within Company’s SEC filings is also not part of the Confidential Material.

    7.2 Assignment of Intellectual Property Rights.  Any ideas, processes, know-how, copyrightable works, mask works, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of Company, shall be deemed works made for hire and are the property of Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of Company, and Executive hereby assigns to Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by Company, and no further consideration is or shall be provided to Executive by Company with respect to these provisions. Executive agrees to execute any assignment documents Company may require confirming Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

    7.3 Covenant Not to Compete.

7.3.1In the event this Agreement is terminated by Company for Cause or by Executive without Good Reason, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horse racing business which competes against Company in any Competitive Market.

7.3.2In the event this Agreement is terminated by Company without Cause or by Executive with Good Reason, then for a period of six months after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horse racing business which competes against Company in any Competitive Market.

7.3.3For the purposes of this Section 7.3, the design or development of a casino that does not operate during the non-compete period does not constitute competition, and the Truck Stop Casino in Section 2.3 does not constitute competition.

    7.4No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to Executive to be an employee of Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence unless such employee was laid-off or terminated by

Company). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in or encourage such hiring.

      7.5 Non-Solicitation of Customers. During the Term and for a period of one year thereafter, or for a period of one year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not use customer lists or Confidential Material to solicit any customers of Company or its subsidiaries or any of their respective casinos, or knowingly encourage any such customers to leave Company’s casinos or knowingly encourage any such customers to use the facilities or services of any competitor of Company or its subsidiaries.

    7.6 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.7Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment in any person engaged in the casino, gaming or horse racing businesses) which violates this Agreement) and to specific performance as remedies for any such breach. Executive agrees that Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

7.8Defend Trade Secrets Act Notice. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

ARTICLE 8

FEES AND COSTS

8.1Fees and Costs.  The prevailing party in any litigation resulting from disagreements between Company and Executive regarding this Agreement, as determined by the courts, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs, expenses, and attorneys’ fees.  Such reimbursement, however, shall be limited to the lesser of the total amount expended by either party.

ARTICLE 9

MISCELLANEOUS

9.1Representations. Executive hereby represents and warrants to Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to Company pursuant to the terms of this Agreement.  Company represents that Company has all corporate authority and all actions have been taken for it to enter into this Agreement, that this Agreement will not violate the terms of any other material agreements to which it is a party, and that the signatory to this Agreement on Company’s behalf has all required corporate authority to bind Company to this Agreement.

9.2Representation. Company agrees to reimburse Executive for legal representation in preparing and negotiating this agreement up through the date of the Agreement’s execution up to a maximum cap of $20,000.

9.3Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

    9.4Entire Agreement. This Agreement (together with Executive’s rights under any benefit plans or stock option or restricted stock plans) constitutes the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

    9.5Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.  Signatures delivered on electronically transmitted documents shall be effective to bind the signatory as though such documents were delivered in physical form.

   9.6Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by a court of competent jurisdiction to be invalid or unenforceable, the court finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

    9.7Waiver or Delay. The failure or delay on the part of Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

    9.8Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.

    9.9 No Assignment or Transfer. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive or by Company (except that Company may assign this Agreement to any affiliate of Company and this Agreement shall inure to the benefit of and be binding upon any successor of Company which may acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Company, and Executive may transfer his rights under section 3.3 and the associated agreements for no consideration in connection with estate planning and in accordance with applicable law). Any prohibited, purported assignment or transfer by Executive shall be void.

9.10Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

9.11Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.

    9.12Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 6 days after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:    at Executive’s most recent address on the records of Company with copy to:

Kevin McGeehan

Irell & Manella, LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Telephone: 310.203.7110

Facsimile: 310.203.7199

Email:  kmcgeehan@irell.com

And such additional persons as Executive may provide in writing to the Company.

To Company:

Full House Resorts, Inc.

1980 Festival Plaza, Suite 680

Las Vegas, NV 89135

Telephone: 702.221.7800

Attn:  Elaine Guidroz, Secretary & General Counsel

Email:  EGuidroz@fullhouseresorts.com

with copy to:

Michael J. Bonner

Greenberg Traurig, LLP

10845 Griffith Peak Drive, Suite 600

Las Vegas, NV 89135

Telephone: 702.792.3773

Facsimile: 702.792.9002

Email:  Bonnerm@gtlaw.com

9.13Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if Company determines, in its good faith judgment based on opinion of nationally recognized counsel, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act.

9.14Section 409A.

    9.14.1To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Company determines, based on opinion of nationally recognized counsel, that any compensation or benefits payable under this Agreement may be subject to Section 409A, Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 9.14.1 shall not create an obligation on the part of Company to adopt any such amendment, policy or procedure or take any such other action, nor shall Company have any liability for failing to do so.

9.14.2Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

9.14.3To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.15Section 280G.  In the event that it is determined that any payment or distribution of any type to or for Executive’s benefit made by Company, by any of Company’s affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either:  (a) in full; or (b) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.  Executive shall receive the greater, on an after-tax basis, of (a) or (b) above, provided however that to the extent applicable, Executive may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5).

9.16 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

    9.17 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

    9.18Counsel. Executive has been advised by Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so.  Executive has read and understands this Agreement and has sought the advice of counsel to the extent he has determined appropriate.

    9.19 Withholding of Compensation. Executive hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

ARTICLE 10

DEFINITIONS

Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“2015 Plan” means the Company’s 2015 Equity Incentive Plan, as amended from time to time.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization, stock-based compensation, pre-opening costs, property charges, asset disposal losses, write-offs, reserves, recoveries and one-time nonrecurring charges.

“Agreement” has the meaning provided in the preamble of this Agreement.

“Annual Bonus” has the meaning provided in Section 3.2.2.

“Base Salary” has the meaning provided in Section 3.1.

“Board” means the Company’s Board of Directors.

“Board Stalemate” means if, during the Term, (a) Executive nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with Company’s Bylaws) either of Executive’s nominees and (b) thereafter, Executive nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with Company’s Bylaws) Executive as such.

“Cause” has the meaning provided in Section 6.1.

“Ceiling EBITDA” has the meaning provided in Section 3.2.2(a).

“Change in Control” means such term as defined in the 2015 Plan.

“Change in Control Event” means any event qualifying as a “change in control event” under the terms and provisions Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” has the meaning provided in the preamble of this Agreement.

“Company Release” means an effective release of claims in substantially the form attached hereto as Exhibit A.

“Confidential Material” means, during the Term and for a period of two years following the termination of Executive’s employment for any reason, confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by Company or its agents or consultants that is not otherwise part of the public domain.

“Competitive Market” means any market within a 100-mile radius of any casino, card club or horse racing facility owned or operated by Company.

“Default Period” has the meaning provided in Section 6.6.

“Effective Date” has the meaning provided in the preamble of this Agreement.

“Elevated Severance” has the meaning provided in Section 6.9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excise Tax” has the meaning provided in Section 9.15.

“Executive” has the meaning provided in the preamble of this Agreement.

“Executive Release” means a general release of claims in substantially the form attached hereto as Exhibit B.

“Executive Work Product” has the meaning provided in Section 7.2.

“First Payroll Date” has the meaning provided in Section 6.5.3(a).

“Free Cash Flow Per Share” means Adjusted EBITDA less Net Interest Expense, divided by Fully-Diluted Average Shares Outstanding during the year, calculated monthly.

“Form 10-K” means the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission.

“FMLA” means the Family and Medical Leave Act, as amended.

“Fully-Diluted Average Shares Outstanding” means the average of the Company’s fully-diluted shares outstanding at each month end for each month of the calendar year.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Good Reason” means and shall be limited to (a) a material breach of this Agreement by Company (including without limitation any material reduction in the authority or duties of Executive), or any relocation of his or its principal place of business outside the greater Las Vegas metropolitan areas (without Executive’s consent) and the failure of Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible); (b) a termination of employment by Executive for any reason within thirty (30) days following a Board Stalemate; (c) the failure of the Committee and Executive to agree in good faith to an equitable substitute compensation pursuant to the requirements in Section 3.3.3; or (d) a requirement that Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the Company has a parent corporation, a requirement that Executive report to any individual or entity other than the board of the ultimate parent corporation of the Company).

“Incentive Plans” means the 2015 Plan, or such additional or successor plans as may be adopted by the Company and approved by stockholders from time to time.

“Insurance Policies” has the meaning provided in Section 4.4.

“Interest Expense” shall have the meaning as defined by GAAP.

“Interest Income” shall have the meaning as defined by GAAP.

“ISO” has the meaning provided in Section 3.3.1.

“Net Interest Expense” shall mean Interest Expense less Interest Income.

“Option Agreement” means the agreement setting forth the terms and conditions of the Stock Option Grant, as determined by the Committee.

“Permissible Investment” means ownership of up to one percent (1%) of any class of the securities of a publicly-traded entity or investing in a mutual fund or private investment fund where Executive has no control over its investments.

“Proposed Amendment” has the meaning provided in Section 3.3.3.

“Qualitative Bonus” has the meaning provided in Section 3.2.2(b).

“Quantitative Bonus” has the meaning provided in Section 3.2.2(a).

“Restricted Stock Grant” means (a) during the first three years of the Term, an award of restricted stock which shall be both tenure and performance based, will vest in equal annual installments (provided the performance criteria set forth in Section 3.3.2 are met) over three years after the date of grant, and shall be equal in value, based on the closing stock price as of the day of grant (or in the case of a non-trading day, the next applicable trading date), to

50% of Executive’s Base Salary then in effect, and (b) during years four and five of the Term, an award of restricted stock which shall be both tenure and performance based, will vest in equal annual installments (provided the performance criteria set forth in Section 3.3.2 are met) over three years after the date of grant, and shall be equal in value, based on the closing stock price as of the day of grant (or in the case of a non-trading day, the next applicable trading date), to an amount determined by the Committee in its discretion.

“Section 409A” means collectively Section 409A of Code, the Department of Treasure Code regulations, and the interpretive guidance issued thereunder.

“Severance” has the meaning provided in Section 6.5.3(a).

“Specific Milestone Bonuses” means the milestones and amounts set forth in Section 3.2.1.

“Stock Option Grant” means (a) during the first three years of the Term, an award of stock options which shall be comprised of options that have a valuation calculated under the Black-Scholes methodology equal in value to 50% of Executive’s Base Salary then in effect and shall vest in equal annual installments over a three-year period and be exercisable at the closing stock price as of the day of grant (or in the case of a non-trading day, the next applicable trading date), and (b) during years four and five of the Term, an award of stock options which shall be comprised of options that have a valuation calculated under the Black-Scholes methodology equal to an amount as determined by the Committee in its discretion and shall vest in equal annual installments over a three-year period and be exercisable at the closing stock price as of the day of grant (or in the case of a non-trading day, the next applicable trading date).

“Target Bonus” has the meaning provided in Section 3.2.2.

“Target EBITDA” has the meaning provided in Section 3.2.2(a).

“Term” has the meaning provided in Section 1.2.

“Termination Date” means the date on which Executive’s employment with the Company is terminated, whether by the Company or by Executive, for any reason.

“Termination Without Cause” has the meaning provided in Section 6.1.

“Threshold EBITDA” has the meaning provided in Section 3.2.2(a).

“Truck Stop Casino” means the joint venture in which Executive is an investor that plans to develop a truck stop casino in northwestern Louisiana.

“Waukegan Casino” means a potential casino complex in Waukegan, Illinois, for which development opportunities are currently being pursued by the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

FULL HOUSE RESORTS, INC.,
a Delaware corporation

By:/s/ Eric Green
Name: Eric Green
Title: Chairman of the Compensation Committee

“EXECUTIVE”

/s/ Daniel R. Lee
Daniel R. Lee

Signature Page to Employment Agreement

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Full House Resorts, Inc., a Delaware corporation (the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, and employees, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Nevada Fair Employment Practices Act. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Executive’s Employment Agreement, effective as of December 31, 2020 and as it may be amended from time to time, between Full House, Inc. and the undersigned (the “Employment Agreement”) and any stock option and restricted stock agreements between Executive and Full House, Inc., whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Company, (iii) with respect to Article V of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and Company or under the bylaws, certificate of incorporation of other similar governing document of Company, or (vi) to any Claims which cannot be waived by an employee under applicable law.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any

A-1

other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Daniel R. Lee

A-2

EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are set forth in that certain Employment Agreement, dated December 31, 2020 (the “Employment Agreement”) between Full House Resorts, Inc. (the “Company”) and Daniel R. Lee (“Executive”), the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns (c) its current and past officers and directors, and (d) its agents and employees, and in each case does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, fixed or contingent that are known as of the date hereof (hereinafter called “Claims”), which the Company or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.

NOTWITHSTANDING THE FOREGOING, THIS GENERAL RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIMS WHICH THE UNDERSIGNED MAY HAVE RELATING TO OR ARISING OUT OF (I) EXECUTIVE’S INTENTIONAL, WILLFUL OR RECKLESS MISCONDUCT, (II) EXECUTIVE’S FRAUD OR BREACH OF FIDUCIARY DUTY, (III) CLAIMS THE COMPANY DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AS OF THE DATE HEREOF, OR (VI) THE ABILITY OF THE COMPANY TO EXERCISE THE CLAWBACK RIGHT AS PROVIDED IN SECTION 3.4 OF THE EMPLOYMENT AGREEMENT (the “Unreleased Claims”).

The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against the Releasees, or any of them.  The Company agrees that if it or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

FULL HOUSE RESORTS, INC.

By:_______________________________

Its: [Authorized Executive]

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